Exhibit 99.1

Creative Medical Technology Holdings Reports completion and submission of Clinical Trial Data on

CaverStem® Procedure for Drug Resistant Erectile Dysfunction Patients

Patients Who Underwent Patented Penile Regenerative Procedure Using Their Own Bone Marrow

Concentrate will be Described in Peer Reviewed Paper

Phoenix, AZ September 4, 2019 Creative Medical Technology Holdings (OTC-CELZ) reported today completion of data analysis and submission of a research paper describing a total of 140 patients treated with the CaverStem® procedure. The patients suffered from erectile dysfunction for whom standard drug interventions such as Cialis, Levitra, and Viagra (PDE-5) were ineffective.

The data analysis demonstrated that primary end-point of the study was met.

“It is very exciting to see the patented cell based intervention that we first described in peer reviewed literature in our 2013 publication1 has now grown to become a commercialized procedure, available through qualified physicians, after completing a clinical trial with independent monitoring and oversight for safety and efficacy,” said Amit Patel, MD, MS, Board Member of the Company.

In the submitted paper, a total of 40 patients were treated in the primary trial and 100 in the clinical registry. This signifies one of the largest clinical studies of a non-drug treatment for erectile dysfunction.

“The current data is derived from cells that are extracted from the same patient that they are to be used on, and that the cells are not chemically or biologically manipulated. The devices used for extraction and concentration of the cells are FDA cleared. This approach is completely different from unethical and potentially dangerous approaches other groups are using including non-matched stem cells or fat derived stem cells using “home-made” isolation protocols.”

“Since founding the company and acquisition of the technology, through patent prosecution to engaging in the clinical trials and now in the treatment of patients in multiple locations, we have maintained an ongoing positive outlook for our CaverStem® technology. The results which will be published in a peer-reviewed journal as well as reflected on clinicaltrials.gov substantiate our long term belief in the potential safety and efficacy of our technology,” said Timothy Warbington, President and CEO of Creative Medical Technology Holdings, Inc. “We are glad to be offering this breakthrough treatment to patients with erectile dysfunction who currently have no other options as part of the ongoing clinical registry.”

To learn more, please visit www.caverstem.com

About Erectile Dysfunction
Erectile dysfunction (ED) is characterized by the lack of ability to achieve and maintain penile erection for intercourse.  Methods used to quantify ED include the Erectile Function Visual Analog Scale (EF-VAS) and the International Index of Erectile Function (IIEF-5), however clinically it is primarily diagnosed based on symptomology.  In our aging society, ED is becoming an increasing problem. According to one study 39% of men at age 40 experience symptoms of ED, whereas by age 70 the incidence rises to 67%. In this latter age group, it is believed that 50-85% of ED cases are associated with hypertension, diabetes, cardiovascular disease and dyslipidemia. Overall, it is estimated that 10-30 million Americans suffer from this condition.

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1 Ichim et al. Intracavernous administration of bone marrow mononuclear cells: a new method of treating erectile dysfunction? J Transl Med. 2013; 11: 139. https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3718667/

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company specializing in stem cell technology in the fields of urology, neurology and orthopedics and trades on the OTC under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com.

Forward Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

Timothy Warbington, CEO

480-789-9939

ceo@creativemedicalhealth.com